Net investment income distributions and capital gains distributions are determined in accordance with income tax regulations that may differ from accounting principles generally accepted in the United States of America. A fund is required to make distributions of any income and gains realized in the prior fiscal year. If a fund has a net investment loss or realized losses in the current year, such distributions may be in excess of the Fund's cumulative income and/or gains. However, a distribution in excess of net investment income or a distribution in excess of net realized gain is not a return of capital for tax purposes. These differences are due to differing treatments for items such as deferral of wash sales, foreign currency transactions, net operating losses and capital loss carryovers. Permanent items identified in the period ended June 30, 2014, have been reclassified among the components of net assets as follows:

        Undistributed           Undistributed           Paid-In
        Net Investment          Net Realized            Capital
           Income                 Gain/(Loss)

INTECH Global Dividend Fund
$31,740	                        $(31,746)             	$6

INTECH International Fund
$144,807                        $(144,806)             	$(1)

INTECH U.S. Core Fund
$573                         	$(574)               	$1

INTECH U.S. Growth Fund
$751	                        $(753)     	 	$2

INTECH U.S. Value Fund
$45                         	$(47)               	$2

Janus Diversified Alternatives Fund
$768,025	   	        $(293,980)     		$(474,045)

Janus Flexible Bond Fund
$29,625,105	    		$(29,625,105)	        $0

Janus Global Allocation Fund - Conservative
$0                        	$(2)              	$2

Janus Global Allocation Fund - Growth
$0                            	$(1)                	$1

Janus Global Allocation Fund - Moderate
$(2,069)                        $(2,881)           	$4,950

Janus Global Bond Fund
$1,670,048             		$(1,670,046)   		$(2)

Janus Government Money Market Fund
$361	                        $0	                $(361)

Janus High-Yield Fund
$768,646	                $(768,647)		$1

Janus Money Market Fund
$1,678                         	$0                   	$(1,678)

Janus Multi-Sector Income Fund
$13,143	                      	$(13,143)            	$0

Janus Real Return Fund
$2,315	                      	$(63,334)            	$61,019

Janus Short-Term Bond Fund
$395,962                    	$(395,962)         	$0

Janus Unconstrained Bond Fund
$3,186				$(3,013)		$(173)

Perkins Large Cap Value Fund
$(84,829)                	$84,829       	 	$0

Perkins Mid Cap Value Fund
$14,814,991			$(14,814,991)		$0

Perkins Select Value Fund
$(110,694)	                $110,694		$0

Perkins Small Cap Value Fund
$(3,385,441) 	                $3,385,440             	$1

Perkins Value Plus Income Fund
$161,977	                $(161,977) 	    	$0